Exhibit 13.8

8/16/2019 NYC SeedInvest Pitch Night

seedinvest

SEEDINVEST INVITES YOU TO A

New York Startup Pitch Night

FEATURING COMPANIES RAISING ON SEEDINVEST

Wednesday, August 7th
6:00pm - 8:00pm ET

The Mezzanine NYC
55 Broadway
NY, NY 10006

RSVP

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8/16/2019 NYC SeedInvest Pitch Night

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8/16/2019 NYC SeedInvest Pitch Night

You're Invited to a Summer Investor Event

Please join a group of select Tri-State investors for an evening of startup presentations and networking.

Companies presenting include:

Arival: The fintech bank for a new generation of SMEs

Winc: A modern winery making wine discovery easy

Monogram Orthopaedics: Robotics for high precision implants

Thuzio: Events & media company celebrating athletes and sports moments

& more

Wednesday, August 7th | 6:00pm - 8:00pm ET

The Mezzanine NYC
55 Broadway
NY, NY 10006

Guests are welcome. Food and drinks will be served.
Please RSVP at your earliest convenience as space is limited.

RSVP

BY INVITATION ONLY

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8/16/2019 NYC SeedInvest Pitch Night

Presenters Include

Tiki Barber
Co-Founder | Thuzio

Benjamin Sexson
CEO | Monogram Orthopaedics

Jeremy Berger
Co-Founder | Arival

Brian Smith
Co-Founder | Winc

Ryan Feit
Co-Founder & CEO | SeedInvest

& more...

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8/16/2019 NYC SeedInvest Pitch Night

The Mezzanine NYC

The Mezzanine - Event Space | 55 Broadway | New York NY | United States

East
Harrison
Hoboken
PULASKI SKYWAY
Jersey City
New York City
W SIDE AVE
FDR DR
GRAND ST
NJ 440
HUGH L. CAREY TUNNEL
HICKS ST
Bayonne
© Mapbox © OpenStreetMap

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8/16/2019 NYC SeedInvest Pitch Night

Winc is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Winc: https://www.seedinvest.com/winc

Thuzio is offering securities under Regulation CF and Rule 506(c) of Regulation D through SI Securities, LLC ("SI Securities"). The Company has filed a Form C with the Securities and Exchange Commission in connection with its offering, a copy of which may be obtained here: https://www.seedinvest.com/thuzio

Monogram Orthopaedics Inc is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained here: https://www.seedinvest.com/monogram

Arival is offering securities under Rule 506(c) of Regulation D through SI Securities. Additional information may be obtained here: https://www.seedinvest.com/arival

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CONTACT THE ORGANIZER

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Transcript of YouTube Video

Video Link: https://www.youtube.com/watch?v=0QnHVsyl1MQ&feature=youtu.be

Doug Unis

Chief Medical Officer, Monogram Orthopaedics

Hi my name is Doug Unis and I'm the founder of Mongram Orthopaedics. I’m also a full-time orthopedic surgeon at Mount Sinai in New York City and chief of quality at my institution. So people are not all alike. We come in all kinds of shapes and sizes and our bones are just the same - our bones are all kinds of different shapes and sizes and by the same token we are not regular of geometric shapes of triangles and squares and rectangles. we are irregular organic contours. So how does it make any sense since the dawn of joint replacement surgery, we have been inserting geometrically shaped implants of limited sizes. You wouldn't wear a pair of shoes that don't fit your feet right it's going to mess your feet up, so why are we doing joint replacements that don't fit right.

Look at the case of knee replacements - 20% of knee replacement patients are dissatisfied with their surgery and the leading cause of failure for knee replacement surgery is aseptic loosening of usually cemented implants. Hip replacements - there are variety of complications that keep me up at night. Dislocations and prosthetic fractures, mechanical loosening, leg length discrepancies — these are the kinds of things that are really avoidable with robotic surgery and custom instruments. so why haven't we done this yet? Well, the technology just hasn't been around for one thing, and what monogram is doing is leveraging three core technologies of robotics, artificial intelligence and image processing, and 3d printing and these are all rapidly maturing technologies that were combining in a way that allows us to mass customize a joint replacement so that each patient gets their own personalized joint replacement in a way that's possible and practical and economical.

So here's how our technology works — we start with a CT scan and our AI algorithms create a detailed map of the inside and outside of the bone and then create a patient specific implant that fits just that patient and matches their Anatomy. the implant goes into and then executed and carved with our robot which has innovations on it that gets us to the next generation of orthopaedic robots. we have cameras mounted on the robot and we have safety features like the ability to keep out of a safe zone using smart retractors. We put all this stuff together and have perfectly fitting anatomic joint replacements with low complications. So we solve real clinical problems but we also solve some real business problems. The biggest problem in the orthopedic industry is inventory. The big joint replacement companies only turnover their inventory one to one-and-a-half times per year. On average, a sales rep spends a good 40 percent of their time moving inventory and managing it and moving it from place to place.

So we’ve also protected our intellectual property. We have multiple filed patents covering our software, our algorithms, our implants, the design, the unique, novel design of our implants, our robotic tracking system. And we have recently completed an FTO, which is a freedom to operate. Giving us confidence that we have a clear playing field without worry of patent infringement. And we tested the technology, we have outstanding data from the University of Nebraska, as well as UCLA, showing that our hip stem and our tibial implant for total knees far outperform leading implants made by Stryker and Zimmer. In fact our knee outperformed the best performing press-fit tibia that's ever been made by Stryker by over two to one. And the hip outperforms our custom hip outperforms the Zimmer hip six point three two one six hundred and thirty percent more stable than the best Zimmer hip on the market. We know we're the only company out there doing this because of our FTO, as well as multiple conversations that we've had with the major joint replacement manufacturers. Nobody is taking robotics and image processing and 3D printing to combine them to deliver mass customized joints that maximize function and minimize complications. And we're doing it with a team that is really executing. Myself, Ben Sexson, who's also who is our CEO, and he's also a Caltech engineer, as well as a fantastic team of robotics engineers and software engineers. I’ve been giving podium talks around the country and internationally and have gotten a lot of interest from from my colleagues in the arthroplasty world. I've talked to a number of friends and colleagues around the country who are extremely interested in acquiring our system once we get FDA clearance. So we're poised to to place our system in 10 institutions around the country immediately upon clearance. Our regulatory consultants indicate to us that we are likely 510 K pathway which is helpful from a timeline standpoint. We expect to have regulatory clearance within four years of full funding and early revenue at the fourth year. And this is a huge, market hip and knee replacements alone are projected to hit 18 billion dollars in the next few years. And our platform can certainly be adapted to other applications like extremities and spine, which we haven't really started on yet but it's certainly potential for the future. so we hope you join our mission to essentially reinvent joint replacements. We are raising 20 million dollars which should buy us a fully cleared product, a fully FDA cleared product, and some early revenue. Thank you.